Exhibit 99.1

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


              FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND

Storm Lake, Iowa - (August 23, 2004) First Midwest Financial, Inc. (NASDAQ
NM: CASH) announced that the Company will pay a cash dividend of $0.13 per share for the fourth fiscal quarter of 2004. This dividend will be payable on or about October 1, 2004 to shareholders of record as of September 15, 2004. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At June 30, 2004, First Midwest Financial, Inc. had assets of $757.5 million and shareholders' equity of $44.8 million, or $17.95 per common share outstanding.



Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group. The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH".

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.